Exhibit 10.3

Second Amendment to Purchase and Sale Agreement

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 20th day of November, 2019 (the “Effective Date”) by and among First Industrial L.P., a Delaware limited partnership, First Industrial Indianapolis, L.P., a Delaware limited partnership, FR 6635 E 30, LLC, a Delaware limited liability company (collectively, “Seller”), and Plymouth Shadeland Commerce Center LLC, a Delaware limited liability company (“Purchaser”).

Whereas, Seller and Purchaser entered into that certain Agreement of Purchase and Sale dated October 16, 2019 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of November 11, 2019 (the “First Amendment”, together with the Original Agreement and this Amendment, the “Agreement”) with respect to the purchase and sale of certain real property more particularly described in the Original Agreement (the “Project”); and

Whereas, the Seller and Purchaser both desire to amend the Agreement to reflect the new terms and conditions contained herein.

Now therefore, for Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser intending to be legally bound, do hereby amend the Agreement as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings defined to such terms in the Agreement.
2.	Seller Name. Seller and Purchaser hereby acknowledge and agree that, notwithstanding the identification of Seller in the Original Agreement and the First Amendment as collectively FIRST INDUSTRIAL, L.P., a Delaware limited liability company, FI INDIANAPOLIS LP, a Delaware limited partnership and FR 6635 E 30, LLC, a Delaware limited liability company, the “Seller” under the Agreement is collectively FIRST INDUSTRIAL, L.P., a Delaware limited liability company, FIRST INDUSTRIAL INDIANAPOLIS, L.P., a Delaware limited partnership and FR 6635 E 30, LLC, a Delaware limited liability company.
3.	Inspection Period. The Inspection Period has expired for all relevant purposes and Purchaser shall have no further right to terminate the Agreement pursuant to Section 6.1 of the Agreement. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that on or prior to Closing, Seller shall deliver a perpetual, non-exclusive easement substantially, as to material terms and provisions, in the form attached hereto as Exhibit A (the “Easement”) executed by Reagan Outdoor Advertising (as successor-in-interest to Clear Channel Outdoor, Inc.) (“Tenant”) and Seller that: (a) terminates that certain Lease Agreement effective November 4, 2012 by and between Seller and Tenant (the “Lease”) thereby waiving Tenant’s right of first refusal under the Lease; and (b) grants perpetual, non-exclusive access to Tenant to the area depicted in the exhibit to the Easement. If Seller is unable to deliver the Easement to Purchaser executed by Tenant and Seller on or prior to Closing, Purchaser may terminate this Agreement by delivery of written notice to Seller at Closing, in which event: (i) the Agreement shall terminate, (ii) the Deposit shall be promptly returned to Purchaser and (iii) neither party shall have any further lability or obligation hereunder, except those liabilities and obligations that expressly survive a termination of the Agreement.

4.	Purchase Price. The Purchase Price is hereby reduced by One Hundred Eighty-Five Thousand and No/100 Dollars ($185,000.00) to Forty-Nine Million Eight Hundred Fifteen Thousand and No/100 Dollars ($49,815,000.00). Section 2 of the Agreement is therefore deleted in its entirety and replaced with the following new Section 2:

“2.     PURCHASE PRICE.

The total purchase price to be paid to Seller by Purchaser for the Property shall be Forty-Nine Million Eight Hundred Fifteen Thousand and No/100 Dollars ($49,815,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.”

5.	Closing Date. Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3:

“3.     CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Title Company (defined below). The Closing shall occur on December 4, 2019 (the “Closing Date”).”

6.	1031 Exchange. The existing Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.1:

“9.1     1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (the “Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating the Exchange, which cooperation may include the execution of documents, reasonable delays of the Closing (which delays shall not exceed twenty-five (25) days) and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish the Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Exchange. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.”

7.	Indemnification by Seller. From and after the Closing, Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, actual damages, costs, expenses, liabilities, obligations, judgments, claims, causes of action and administrative proceedings, of any nature, that Purchaser actually suffers or incurs as a direct result of, or directly in connection with, any failure by Seller to timely perform, satisfy and discharge any of its covenants, agreements, undertaking, liabilities or obligations that arise or accrue, prior to Closing, under the Lease. This Section 7 shall survive Closing.
8.	Miscellaneous.
(a)	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, successors-in-title, representatives and permitted assigns. In the event of any inconsistency or conflict between the terms of this Amendment and of the Agreement, the terms of this Amendment shall control. The Agreement, as amended by this Amendment, constitutes and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and relating to the subject matter hereof shall have any legal effect. Except as hereinabove provided, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by the parties hereto.
(b)	In the event of a conflict or inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall be controlling.
(c)	This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Purchaser and Seller are not signatories to the same counterpart. Delivery of an executed counterpart of this Amendment by e-documents, telefacsimile or electronic pdf shall be equally as effective as delivery of any original executed counterpart. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document. This Amendment shall be governed and construed in accordance with the laws of the State of Indiana.

[The remainder of this page is intentionally left blank. Signature page follows.]

The Purchaser and Seller have executed this Second Amendment to Purchase and Sale Agreement as of the date and year first written above.

SELLER:

FIRST INDUSTRIAL L.P.,

a Delaware limited partnership

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

FIRST INDUSTRIAL INDIANAPOLIS, L.P.,

a Delaware limited partnership

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

FR 6635 E 30, LLC,

a Delaware limited liability company

By: /s/ Donald R. Stoffle

Name: Donald R. Stoffle

Its: Authorized Signatory

PURCHASER:

PLYMOUTH SHADELAND COMMERCE CENTER LLC,

a Delaware limited liability company

By: Plymouth Industrial OP, LP, a Delaware limited partnership, its manager

By: Plymouth Industrial REIT, Inc. a Maryland corporation, its general partner

By: /s/ Pendleton P. White, Jr.

Name: Pendleton P. White, Jr.

Title: President, Chief Investment Officer

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